SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2021

CURIOSITYSTREAM INC.

(Exact Name of Issuer as Specified in Charter)

Delaware	001-39139	84-1797523
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

8484 Georgia Ave., Suite 700

Silver Spring, Maryland

(Address of principal executive offices)

20910

(Zip code)

(301) 755-2050

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.0001	CURI	NASDAQ
Warrants, each exercisable for one share of Common stock at an exercise price of $11.50 per share	CURIW	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

CuriosityStream Inc. (the “Company”) adopted the CuriosityStream Inc. Severance Pay Plan for Executive Officers (the “Severance Plan”) on October 6, 2021, which provides in certain circumstances severance benefits to “Executive Officers”, which includes certain named executive officers designated under the Severance Plan. Tia Cudahy, Jason Eustace and Devin Emery have been designated as Executive Officers under the Severance Plan.

Under the Severance Plan, except as provided in the paragraph below, if the Company, or any of its affiliates or subsidiaries, terminates an Executive Officer’s employment involuntarily without “cause” (as defined in the Severance Plan), subject to the Executive Officer timely executing and not revoking a release of claims, the Executive Officer will receive severance payments equal to the sum of (i) twelve months of the Executive Officer’s monthly rate of base salary (excluding overtime, any incentive pay, any commissions and any other special forms of compensation) paid to an eligible Executive Officer at the pay period immediately prior to his or her date of termination (“Base Pay”), and (ii) for Executive Officers who, but for termination of their employment, would have been eligible to receive an annual bonus, the applicable target annual bonus for the year of the Executive Officer’s date of termination (the “Bonus”). The amount will be paid in installments over twelve months in accordance with the Company’s regular payroll practices, with the installments beginning on the first payroll date following a release of claims becoming effective; provided, however, that if the severance payment is subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the release and payment period extends over two years, the payments will begin in the second of the calendar years.

Under the Severance Plan, if the Company, or any of its affiliates or subsidiaries, terminates an Executive Officer’s employment involuntarily without cause within the two-year period beginning on the date of a change in control (as defined in the Severance Plan) and ending prior to the second anniversary of the date of a change in control, subject to the Executive Officer timely executing and not revoking a release of claims, the Executive Officer will receive a severance payment equal to the sum of (i) twenty-four months of the Executive’s Base Pay and (ii) the Bonus multiplied by two. The amount will be paid in a lump sum on the first payroll date following a release of claims becoming effective; provided, however, that if the change in control severance payment is subject to Section 409A of the Code and the release and payment period extends over two years, the payments will be made in the second of the calendar years. Currently, Tia Cudahy’s Base Pay is equal to $290,000, and her target annual bonus is equal to $116,000; Jason Eustace’s base salary is equal to $290,000, and his target bonus is equal to $116,000; and Devin Emery’s base salary is $250,000, and his target bonus is equal to $100,000.

In each case, an Executive Officer will not be eligible to receive severance benefits under the Severance Plan if the Company determines that the Executive Officer has been offered, but has refused to accept, another comparable position (including a position with a comparable title level) with the Company or any of its affiliates.

The Severance Plan also contains a provision stating that if any payment of compensation to or for the benefit of an Executive Officer, either alone or together with other payments and benefits which the Executive Officer has received or has a right to receive, would be subject to the excise tax imposed by Section 4999 of the Code, or a deduction would not be allowed to the Company for all or any part of such payments or benefits by reason of Section 280G of the Code, such payments and/or benefits shall be reduced, eliminated, or postponed in such amounts as are required to reduce the aggregate “present value” of such payments to one dollar less than an amount equal to three times the Executive Officer’s “base amount” (as “present value” and “base amount” are defined under Section 280G of the Code).

The foregoing description is qualified in its entirety by reference to the terms of the Severance Plan, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statement and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	CuriosityStream Inc. Severance Pay Plan for Executive Officers, dated October 6, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

CURIOSITYSTREAM INC.
Date: October 7, 2021
/s/ Tia Cudahy
Tia Cudahy
Chief Operating Officer and General Counsel

3